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                                                                    EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY

Following is a list of the Company's subsidiaries:


                                         Organized        Percent of
                                         Under            Voting Securities
Name                                     the Laws of      Owned by Registrant
----                                     -----------      -------------------

Intelect Network Technologies Company    Nevada           100%
Intelect Communications Systems Ltd.     Bermuda          100%
Intelect Visual Communications Corp.     Delaware         100%
DNA Enterprises, Inc.                    Texas            100%